Exhibit 99.1

ClearSign Technologies Corporation

Announces First Quarter 2020 Results

SEATTLE, June 16, 2020 –ClearSign Technologies Corporation (Nasdaq: CLIR) (“ClearSign” or the “Company”), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the quarter ended on March 31, 2020.

“I am very encouraged that the commercial development programs for our technologies are starting to come to fruition,” said Jim Deller, Ph.D., Chief Executive Officer of ClearSign. “We are seeing increasing market traction from industry leaders and orders coming in from our collaboration partners which is both inspiring and gratifying. In the near future we look forward to launching our sensing technologies and expanding our product diversification. In the coming months, we anticipate further expanding our collaboration partnerships and in doing so accelerating the rate at which our technologies are accepted and adopted in the industry and we also look to forward to completing our certifications in China. These are exciting times for ClearSign.”

Recent strategic and operational highlights during and subsequent to the first quarter 2020 include:

•	Received Multi-Unit Process Burner Order from ExxonMobil: - The test comprised of a multi-burner process heater and burners incorporating breakthrough ClearSign Core™ NOx reduction technology. The order is the final step in the Company’s process of validating ClearSign Core’s superior NOx emissions technology.

•	Received Multi-Flare Order from ASHCOR: The flares were sold by International Combustion and Controls, a Division of California Boiler, and validates the Company’s ‘Asset Lite’ commercialization strategy by including ClearSign technology as ‘ClearSign Core’ in established equipment supplier’s products.

•	Announced Sensing Development Contract with Global Aerospace Company: The contract will include the testing and demonstration of ClearSign's sensing technology in the unique environmental conditions experienced by aerospace technologies. The ultimate goal of the project is to develop a series of commercial sensing products to benefit a wide range of aerospace fleet and military applications.

•	Launched the ClearSign Eye™ commercial development program: This pilot sensor has been designed to seamlessly integrate into existing infrastructure and reduce nonproductive down-time due to pilot sensing equipment failure. One of the main features of this sensor is that it can verify the presence of a pilot flame without being immersed in the flame and thus has the potential to eliminate the use of flame rods.

Cash, cash equivalents and short term investments totaled $7,000,000 on March 31, 2020.

Shares outstanding at March 31, 2020 totaled 26,707,261.

The Company will be hosting a call at 5:00 PM ET today.  Investors interested in participating on the live call can dial 1-866-372-4653 within the U.S. or 1-412-902-4217 from abroad. Investors can also access the call online through a listen-only webcast at  https://www.webcaster4.com/Webcast/Page/987/34832  or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-877-344-7529 within the U.S. or 1-412-317-0088 from abroad. Conference ID 10144177. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and adopted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com